Exhibit 99.1

Graphite Bio Appoints Alethia Young as Chief Financial Officer

SOUTH SAN FRANCISCO, Calif., March 2, 2022 – Graphite Bio, Inc. (Nasdaq: GRPH), a clinical-stage, next-generation gene editing company focused on therapies that harness targeted gene integration to treat or cure serious diseases, today announced the appointment of Alethia Young as chief financial officer. Ms. Young joins Graphite Bio from Cantor Fitzgerald, where she served as senior biotech analyst and head of research, managing the equity research department covering small-cap, mid-cap and large-cap biotechnology companies. In this newly created position, Ms. Young will oversee the company’s finance, investor relations and corporate communications functions, and will play a key role in overall corporate strategy.

“On behalf of the executive team and the board of directors, I am thrilled to welcome Alethia to Graphite Bio. She is one of the most highly respected analysts in the healthcare sector and has been lauded for her deep insights and unparalleled expertise in the biopharma industry,” said Josh Lehrer, M.Phil., M.D., chief executive officer. “Alethia will be an invaluable addition to the executive team as we work to leverage the full capabilities of our next-generation gene editing platform and advance our mission to develop one-time cures for patients.”

Ms. Young has more than 20 years of experience in healthcare and biotech equity research and investing. Prior to joining Cantor Fitzgerald in 2018, Ms. Young held senior biotech analyst positions at Credit Suisse and Deutsche Bank. Earlier in her career, she was a research policy analyst and president at Marwood Group, providing healthcare-focused advisory services to institutional investors. She began her career at J.P. Morgan in the investment banking and asset management divisions. She earned a B.A. in economics and Spanish from Duke University.

“Having worked as a biotech analyst for more than a decade, I have evaluated numerous companies and platform technologies. I am especially excited about Graphite Bio’s next-generation platform and its ability to harness the power of high-efficiency homology directed repair to find and replace any gene in the genome, thereby realizing the full promise of gene editing,” said Ms. Young. “I look forward to partnering with the team to deliver curative therapies for genetic diseases and transform the entire patient gene therapy treatment journey, starting with sickle cell disease. I could not think of a better opportunity than this one to join the biopharma industry.”

Ms. Young will officially join Graphite Bio on April 1.

About Graphite Bio

Graphite Bio is a clinical-stage, next-generation gene editing company harnessing high efficiency targeted gene integration to develop a new class of therapies to potentially cure a wide range of serious and life-threatening diseases. Graphite Bio is pioneering a precision gene editing approach that could enable a variety of applications to transform human health through its potential to achieve one of medicine’s most elusive goals: to precisely “find & replace” any gene in the genome. Graphite Bio’s platform allows it to precisely correct mutations, replace entire disease-causing genes with normal genes or insert new genes into predetermined, safe locations. The company was co-founded by academic pioneers in the fields of gene editing and gene therapy, including Maria Grazia Roncarolo, M.D., and Matthew Porteus, M.D., Ph.D.

Exhibit 99.1

Learn more about Graphite Bio by visiting www.graphitebio.com and following the company on LinkedIn.

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Company Contact:

Stephanie Yao

VP, Communications and Investor Relations

443-739-1423

syao@graphitebio.com

Investor Relations:

Stephanie Ascher

Stern IR, Inc.

212-362-1200

ir@graphitebio.com

Media Contact:

Sheryl Seapy

Real Chemistry

949-903-4750

media@graphitebio.com